UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 11, 2013

SeaWorld Entertainment, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9205 South Park Center Loop, Suite 400 Orlando, Florida	32819
(Address of Principal Executive Offices)	(Zip Code)

(407) 226-5011

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on November 11, 2013, the Board of Directors (the “Board”) of SeaWorld Entertainment, Inc. (the “Company”), increased the size of the Board to seven members and elected Deborah Thomas as an independent Class III director of the Company to fill the vacancy on the Board. Ms. Thomas has also been appointed to serve on the Board’s Audit Committee. The Company expects Ms. Thomas to stand for election at the annual meeting of stockholders in 2016.

Ms. Thomas’ compensation for her services as a director will be consistent with that of the Company’s other non-employee directors. Accordingly, she will receive the pro rata portion of the annual board member retainer for service on the Board (currently $60,000 per year). Ms. Thomas will also receive the Company’s annual board member equity award comprised of restricted shares of the Company’s common stock with a value of $120,000 based on the closing price of the Company’s common stock on the date of grant, which vests in three equal annual installments on each anniversary of the date of grant.

Other than the standard compensation arrangements described above, there are no arrangements or understandings between Ms. Thomas and any other person pursuant to which she was elected as a director. Ms. Thomas is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company to announce the election of Ms. Thomas as a director is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits. The exhibit listed on the Exhibit Index accompanying this Form 8-K is filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: November 12, 2013	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal and Corporate Affairs Officer, General Counsel and Corporate Secretary

EXHIBIT INDEX

99.1	Press release dated November 12, 2013.